EXHIBIT 99.1

Domino’s Pizza Announces Second Quarter 2004 Financial Results

Domestic Same Store Sales Up 2.1%; International Same Store Sales Up 5.0%

ANN ARBOR, Michigan, July 27, 2004: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced its financial results for the second quarter and first two quarters of 2004, which ended June 13, 2004. Income from operations increased for the second quarter and first two quarters of 2004 despite significant increases in food costs, driven primarily by higher cheese costs. Management attributed the Company’s positive results primarily to increases in international and domestic franchise same store sales, as well as increases in net worldwide store counts.

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2004 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be simulcast at www.dominos.com.

“Our positive second quarter results were once again driven by the success of our great franchisees. Despite significant increases in cheese costs, we posted operating income for the second quarter of over $39 million, reinforcing the strength of our business model,” said David A. Brandon, Chairman and CEO.

Brandon also commented on the Company’s recent initial public offering: “We are proud to have completed the largest initial public offering in restaurant history, which provided significant returns to the selling shareholders, and will enable us to pay down an appropriate portion of our debt. Our strong cash flow capabilities allowed us the flexibility to use the IPO proceeds in this manner, and still have ample investment capital to continue the growth of our business.”

Quarterly Highlights

(versus second quarter 2003)

•	Income from operations increased $0.2 million to $39.3 million, despite a $0.90 per pound, or 81%, increase in cheese costs.

•	Net income decreased $1.6 million to $15.9 million, due primarily to increased interest expense from higher average debt balances as a result of our 2003 recapitalization.

•	Global retail sales increased 7.1%, driven by increases in same store sales and store counts.

•	Domestic Stores same store sales increased 2.1%; comprised of a domestic franchise same store sales increase of 2.6% and a domestic Company-owned same store sales decrease of 1.4%.

•	International same store sales increased 5.0%, on a constant dollar basis, marking the 42nd consecutive quarter of international same store sales growth. International same store sales increased 9.4% on a historical dollar basis, reflecting the generally weaker U.S. dollar in the key markets in which we compete.

•	At the end of the second quarter, there were 7,530 Domino’s Pizza stores in operation worldwide, a net increase of 239 stores since the end of the second quarter of 2003 and a net increase of 103 stores since 2003 year-end.

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Financial Summaries

	Fiscal Quarter Ended			Two Fiscal Quarters Ended
(Dollars in millions)	June 13, 2004	June 15, 2003	% Change	June 13, 2004	June 15, 2003	% Change
Total revenues [1]	$324.2	$295.2	9.8%	$643.0	$607.5	5.8%
Income from operations	39.3	39.1	0.5	82.8	82.1	0.8
Net income	15.9	17.5	(9.2)	34.3	35.7	(4.1)

[1]	Total revenues include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

Revenues

The increases in second quarter and year-to-date total revenues was due to an increase in revenues from our domestic distribution operations and, to a lesser extent, international operations and domestic franchise operations. These increases in revenues were offset in part by a decrease in revenues from our domestic Company-owned stores. The increase in domestic distribution revenues was due primarily to a market increase in overall food prices, primarily higher cheese prices. The cheese block price-per-pound averaged $2.01 and $1.67 in the second quarter and first two quarters of 2004, respectively, up from $1.11 and $1.12 in the comparable periods in 2003. The positive impact on domestic distribution revenues from higher cheese prices was approximately $28.1 million and approximately $34.3 million for the second quarter and first two quarters of 2004, respectively.

The increase in our international revenues was due primarily to an increase in international same store sales, an increase in the average number of international stores open during 2004 and an increase in revenues from our international distribution operations. On a constant dollar basis, international same store sales increased 5.0% and 5.7% in the second quarter and first two quarters of 2004, respectively, compared to the comparable periods in 2003. On a historical dollar basis, international same store sales increased 9.4% and 13.0% in the second quarter and first two quarters of 2004, respectively, compared to the comparable periods in 2003, reflecting a generally weaker U.S. dollar in those markets in which we compete. There were 2,605 international stores in operation at the end of the second quarter of 2004, a 176 store net increase from the comparable period in 2003.

Domestic franchise same store sales increased 2.6% and 0.8% in the second quarter and first two quarters of 2004, respectively, compared to the comparable periods in 2003. There were 4,348 domestic franchise stores in operation at the end of the second quarter of 2004, a 65 store net increase from the comparable period in 2003.

Domestic Company-owned same store sales decreased 1.4% and 1.5% in the second quarter and first two quarters of 2004, respectively, compared to the comparable periods in 2003. There were 577 domestic Company-owned stores in operation at the end of the second quarter of 2004, a 2 store net decrease from the comparable period in 2003.

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Earnings

The increases in the operating margin, defined as consolidated revenues less consolidated cost of sales, during the second quarter and first two quarters of 2004 were due primarily to increases in revenues from both our international and domestic franchise operations, offset in part by decreases in the operating margins at both our domestic Company-owned stores, due primarily to higher cheese costs, and our domestic distribution operations. The increases in general and administrative expenses during the second quarter and first two quarters of 2004 were due primarily to increases in rents, insurance and administrative labor costs.

The increases in second quarter and year-to-date income from operations was due primarily to an increase in royalty revenues from our international and domestic franchise stores, offset in part by increases in food costs at our Company-owned stores, primarily cheese. Had the average 2004 cheese price for the periods presented been in effect during the comparable periods in 2003, income from operations as a percentage of consolidated revenues would have been unchanged for the second quarter (12.1%) and would have increased slightly for the first two quarters of 2004 (from 12.8% to 12.9%).

The decreases in second quarter and year-to-date net income was due primarily to an increase in interest expense, offset in part by the aforementioned increase in income from operations. Additionally, year-to-date net income was positively impacted by a decrease in other expense. The increase in interest expense was due primarily to higher average debt levels in the first two quarters of 2004 as a result of increased borrowings as part of our June 2003 recapitalization. The decrease in other expense was due to $1.7 million of losses incurred in connection with the retirement of $20.5 million of senior subordinated notes in the first quarter of 2003.

Initial Public Offering of Domino’s Pizza, Inc.

On July 16, 2004, we completed the initial public offering of Domino’s Pizza, Inc. common stock. Our common stock trades on the New York Stock Exchange under the ticker symbol “DPZ.” In the initial public offering, we issued and sold 9,375,000 shares resulting in net proceeds to us of approximately $119.3 million. We intend to use these net proceeds to redeem, at a premium plus accrued interest, approximately $109.1 million aggregate principal amount of Domino’s, Inc.’s 8  1/4% senior subordinated notes. We expect this redemption to occur during the third quarter of fiscal 2004. Immediately following the closing of the initial public offering, we had 68,653,626 shares of common stock outstanding or approximately 72.6 million shares on a fully diluted basis.

In connection with the initial public offering, our board of directors approved certain new equity programs, including our 2004 equity incentive plan, our 2004 employee stock purchase plan and our dividend reinvestment and direct stock purchase plan, and approved the grant of options to purchase an aggregate of 1,713,870 shares of our common stock to our directors, officers and other employees at an exercise price per share of $14.00.

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Definitions

Same store sales growth: Same store sales growth is calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis. Changes in international same store sales on a constant dollar basis reflect changes in international local currency sales. Changes in international same store sales on a historical dollar basis reflect changes in international sales converted using the U.S. dollar exchange rates that were in effect for the applicable periods.

Retail sales: Because our franchisees pay royalties that are based on a percentage of franchise retail sales, management believes that franchise retail sales information is useful in analyzing our revenues. Management reviews comparable industry retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for our franchise stores are reported to us by our franchisees and are not included in our revenues.

About Domino’s Pizza: Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,530 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations – Domino’s Pizza, Inc. (734) 930 - 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our regulatory filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
(In thousands)	June 13, 2004	June 15, 2003	June 13, 2004	June 15, 2003
Revenues:
Domestic Company-owned stores	$84,062	$85,875	$172,027	$175,817
Domestic franchise	33,767	32,349	68,405	66,753
Domestic distribution	180,927	154,632	351,776	322,068
International	25,480	22,360	50,783	42,830

Total revenues	324,236	295,216	642,991	607,468

Cost of sales:
Domestic Company-owned stores	68,970	68,400	139,073	140,172
Domestic distribution	164,482	137,743	318,681	286,469
International and other	13,183	12,280	26,524	23,586

Total cost of sales	246,635	218,423	484,278	450,227

Operating margin	77,601	76,793	158,713	157,241

General and administrative	38,280	37,654	75,920	75,144

Income from operations	39,321	39,139	82,793	82,097

Interest expense, net	13,808	10,928	27,708	23,158
Other	—	—	—	1,743

Income before provision for income taxes	25,513	28,211	55,085	57,196

Provision for income taxes	9,631	10,725	20,794	21,449

Net income	$15,882	$17,486	$34,291	$35,747

Net income available to common stockholders – basic and diluted	$15,882	$12,882	$34,291	$26,680

Earnings per share:
Class L common stock – basic	$2.57	$3.10	$5.07	$5.84
Class L common stock – diluted	$2.57	$3.09	$5.06	$5.83

Common stock – basic	$0.20	$0.05	$0.49	$0.17
Common stock – diluted	$0.18	$0.05	$0.43	$0.15

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Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 13, 2004	December 28, 2003 (Note)
Assets
Current assets:
Cash and cash equivalents	$51,303	$42,852
Accounts receivable	67,136	64,571
Inventories	20,541	19,480
Advertising fund assets, restricted	22,929	30,544
Other assets	20,716	25,555

Total current assets	182,625	183,002

Property, plant and equipment, net	131,636	127,067

Other assets	135,196	138,506

Total assets	$449,457	$448,575

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$306	$18,572
Accounts payable	49,485	53,388
Advertising fund liabilities	22,929	30,544
Other accrued liabilities	77,406	81,759

Total current liabilities	150,126	184,263

Long-term liabilities:
Long-term debt, less current portion	928,905	941,165
Other accrued liabilities	47,114	41,110

Total long-term liabilities	976,019	982,275

Total stockholders’ deficit	(676,688)	(717,963)

Total liabilities and stockholders’ deficit	$449,457	$448,575

Note: The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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